DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

Registration No. 811-06324
FORM N-SAR
Annual Period Ended November 30, 2013

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On November 20, 2013, the Board of Trustees of Delaware Group Global & International Funds (the ?Registrant?) voted to approve changes related to the Delaware Focus Global Growth Fund?s (the ?Fund?) investment policy in emerging markets securities. The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated November 21, 2013 to the Registrant?s prospectus for the Fund dated March 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-13-000254).
WS: MFG_Philadelphia: 878912: v1

WS: MFG_Philadelphia: 867889: v1